Casey's General Stores (Q3 FY 2017 Earnings) March 7, 2017

Corporate Speakers:

•	William Walljasper, Casey’s General Stores, SVP and CFO

•	Terry Handley, Casey’s General Stores, President and CEO

Participants:

•	Ben Bienvenu, Stephens, Analyst

•	Ryan Gilligan, Barclays, Analyst

•	Shane Higgins, Deutsche Bank, Analyst

•	Adam Scott, Wells Fargo, Analyst

•	Kelly Bania, BMO Capital Market, Analyst

•	Aron Eisenberg, Jefferies, Analyst

•	Irene Nattel, RBC Capital Market, Analyst

•	Chuck Cerankosky, Northcoast Research, Analyst

•	Mark Smith, Feltl and Company, Analyst

•	Ronald Bookbinder, Coker Palmer, Analyst

•	Anthony Lebiedzinski, Sidoti and Company, Analyst

•	Bob Summers, Macquarie, Analyst

•	Dan O’Hare, Bank of America, Analyst

PRESENTATION

Operator: Welcome to Casey’s General Stores third quarter fiscal year 2017 earnings conference.

(Operator instructions)

Now I would like welcome and turn the call Chief Financial Officer, Mr. Bill Walljasper.

William Walljasper: Thank you for joining us to discuss Casey’s results where the quarter ended January 31st. I’m Bill Walljasper, Chief Financial Officer. Terry Handley, President and Chief Executive Officer is also here.

Before we begin, I’ll remind you that certain statements made by us during the investor call may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include any statements relating to are possible or assumed future results of operations, business strategies, growth opportunities, and performance improvements at our stores.

There are a number of known and unknown risk, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward looking statements which are described in our most recent annual report on form 10-K and quarter reports on form 10-Q as filed with SEC and available on our Web Site.

Any forward looking statements made during this call reflect our current views as of today with respect to future events and Casey’s disclaims any attention or obligation to update or revise forward looking statements whether as a result of new information, future events, or otherwise.

This morning Terry will first take a few minutes to summarize the results of the third quarter, I will then provide some additional details and then afterwards we will open it up for questions about our results.

Terry Handley: As most of you have seen in the press release, diluted earnings per share for the third quarter were $0.58 compared to $0.97 a year ago. The primary reason was attributable to a combination of increases and operating expenses and depreciation offset by increase and gallons sold and inside sales. Year to date diluted earnings per share were $3.72 compared to $4.54 in the same period last year.

Like many others in the convenience and grocery store sector, as well as the broader food service industries, we experienced downward pressure on customer traffic which adversely impacted same store sales across all of our categories. We believe this pressure is related to the agricultural economy in our marketing area, the growing spread in pricing between food away and food at home, as well as big box retailers continuing to increase promotional activities.

The quarter started very strong in November with same store sales either in line or above our annual goals across all areas with customer count at its highest point in nearly a year then tapering off during the back half of the quarter. Same store sales were further impacted during January by a calendar shift as well as inclement weather. The calendar shift in the month represented approximately 50 to 180 basis points to same store sales depending on the category.

As a result same store customer count in the quarter was flat to slightly positive although we were encouraged to see an increase in our basket ring inside the store excluding fuel for the first time since the third quarter of FY16. Despite the more challenging environment, we continue to be an industry leader in same store sales growth in both fuel gallons and inside our stores.

In addition, we’re excited about the new share repurchase program authorizing repurchases of up to $300 million of common stock over the course of the next two years. The Company has always focused on providing a strong total shareholder return and this will augment our growing new store pipeline and dividend payments. I will now turn the call back to Bill to go over our results and some of the details in each of our categories.

William Walljasper: In the fuel category, same store gallons continue to benefit from low retail prices and our fuel saver program during the third quarter. This resulted in an increase in same store gallons sold of 2.6% in the quarter while total gallons sold for the quarter rose 5.5% to $498.1 million. The average retail price of fuel during this period was $2.12 a gallon compared to $1.80 a gallon last year.

The average fuel margin in the quarter was 17.9 cents per gallon, slightly below our annual goal of 18.4 cents per gallon. This was down primarily due to rising wholesale costs throughout the quarter.

Year to date the fuel margin was 18.7 cents per gallon, just ahead of our annual goal. Third quarter margin benefited from the sale of renewable fuel credits commonly known as RINs. During the quarter we sold 16.3 RINs for a total of $14.5 million. This represented nearly $0.03 per gallon improvement to the fuel margin. RINs are currently trading around $0.35.

For comparison purposes going forward, last year in the fourth quarter, the average RINs sold was approximately $0.71. Same store gallons sold for the year to date were up 3% with total gallons sold for the year up 6.5% to 1.6 billion. Growth profit dollars in the fuel category for the quarter were $89.3 million, up 4.5%.

[Total] sales in the grocery and other merchandise category were up 5.1% to $476.3 million in the third quarter. Excluding cigarettes, total sales would have been up nearly 6%. Same store sales were up 3% during the quarter which fell short of our annual goal primarily due a deceleration in customer traffic or reasons outlined by Terry earlier.

Total sales across all major areas of the category showed mid to high single digit increases. The average mark in the quarter was 31.1%, consistent with the same period a year ago. As a result, growth profit for the quarter in the category was up 4.7% to $148.1 million.

[For the year], same store sales were up 3.5% with total sales up 6.1% to 1.6 billion. The average margin year to date was 31.6%. We’re encouraged about our growth opportunities in this category as we benefit from the continued role out of major remodels, replacement stores, and new store openings. In the prepared food and fountain category, total sales were up nearly 9% to $228.3 million for the quarter.

Despite the economic environment in our market area, same store sales in the quarter were up 5.8% which was an acceleration from the mid year results. Our various growth programs continue to form as expected. Sales in our unchanged store base were below expectations which we attribute generally to the challenges in the broader convenience and food service industries.

The average margin for the third quarter was 61.7%, down 30 basis points from a year ago, primarily due to a combination of an increase of supply cost and slightly higher cheese costs as we cycle out of the cheese contract that expired December of 2016. In the quarter prepared food [gross] profit dollar rose 8.3% to $140.9 million.

Year to date, same store sales in the prepared food category were up 5.4% with an average margin in line with our annual goal at 62.5%. We were optimistic our the growth in the category as we benefit from the continued implementation of pizza delivery stores, the major remodel program, as well as new store openings.

For the quarter, operating expenses increased 12.6% to $292.3 million. At the nine month mark, operating expenses were up 11.2%. Approximately 2/3 of its increase in the quarter was due to a rise in wages and payroll taxes.

Also, the combination of credit card fees and fuel expense were up $3.5 million. Store level operating expense for open stores not impacted by any of the growth programs were up approximately 9.6% in the 3rd quarter. Again, this was up primarily due to wage rate increases, including our decision in December to keep our commitment to salary increases for our store managers, spanning from the proposed change by the Department of Labor to increase the minimum salary for exempt employees.

On the Income Statement, total revenue in the quarter was up 13% to $1.8 billion, due to a 13% increase in the retail price of fuel from the 3rd quarter last year, and sales gains due to an increase in the number of stores in operation this quarter, compared to the same period a year ago, as well as additional roll-out of operational programs.

Depreciation was up 16.7%. This was consistent with the increase in the first six months of the fiscal year, and in line with the comments we made during out last earnings call. We expect the percentage increase for depreciation to up in the mid-teens for the fiscal year compared to a year ago.

Year-to-date total revenue was also up slightly due to sales we’ve mentioned from previously, offset by lower retail fuel prices through the first nine months compared to the same period a year ago. The effective tax rate in the quarter was 35.9%, up from the 3rd quarter last year due to a decrease in [variable] permit differences. We expect our effective tax rate for the 4th quarter to be around 33.5 to 34.5%. The Balance Sheet continues to be strong.

At January 31, Cash and Cash Equivalents were $115.7 million, up from $75.8 million at the end of the fiscal year, primarily due to the additional debt we secured for future growth and year-to-date results of the Company. Long Term Debt Net of Current Maturities was $915 million, while Shareholder Equity rose to $1.2 billion, up $132 million from the fiscal year end.

At the nine month mark, we generated $316 million in cash flow from Operations, and Capital Expenditures were $339 million, compared to $317 million a year ago in the same period. We expect Capital Expenditures to increase as new store construction accelerates, and we complete more major remodels during the 4th quarter of our fiscal year. I would now like to turn the call back over to Terry to talk about our growth programs, and our unit growth, and close out our opening remarks before taking questions.

Terry Handley: Thank you, Bill. Let me begin by providing you an update with our growth programs. We are on track to complete an additional 46 major remodels during the 4th quarter -- bring our total at fiscal year end to 102. Year-to-date, we have also converted 89 locations to a 24-hour format, and 134 stores to the pizza delivery format. Currently, we have approximately 997 stores that are 24 hours, and 552 that deliver pizza, and have completed 416 major remodels.

In addition to these programs, we are encouraged by the gains in our online ordering program. Subsequent to the rollout in January 2016, total downloads of our mobile app have exceeded 700,000, and it continues to grow. The amount of pizza orders completed online has climbed to over 13%, and our basket ring as an online order has increased, and is over 20% higher compared to a telephonic order.

We are optimistic the contribution will continue to grow as the number of downloads of our mobile app increases. We believe our mobile app was a great first step into ongoing digital engagement with our consumers.

As we head into FY18, we’ll be very focused on increasing these efforts. This quarter, we opened 13 new store constructions, completed seven replacement stores, and acquired eight stores. We also have eight additional acquisitions stores under contract to purchase.

We also completed 32 major remodels in the quarter, and in addition to all of this activity, we are currently have 33 new stores, and 21 replacement stores under construction. Our second distribution center that was opened in February 2016 continues to perform well. One of the benefits of this facility is that it opens up new geography for us to efficiently expand our footprint.

This, along with increased resources in our store development department, have positioned us well for accelerated unit growth going forward. With this in mind, the number of sites that we have under agreement for future new builds continues to grow. At the end of the 3rd quarter, we had 90 sites under agreement.

As of today, that number has risen to 100. As a reminder, we consider a site under agreement to be either a written contract, or a verbal agreement to purchase. The vast majority are written contracts. Please keep in mind that all of our agreements have contingencies that may trigger a site to fall off our list before it gets released to construction.

We are planning additional resources to the store development area this coming year to sustain our future new store construction pace at a higher level augmented with acquisition opportunities.

Our store count at the end of this quarter was 1,954. We are accelerating our store development efforts, and have a robust and growing new store pipeline which will benefit from leveraging our second distribution center in Terra Haute, Indiana. I’m encouraged by the progress we have made over the past several quarters in this area, and believe we are positioned very well for future growth. As we have grown the Company, we have always focused on total shareholder return.

The guiding principle of our capital allocation strategy is to take a balance and disciplined approach to the use of our cash and balance sheet, while maintaining flexibility to invest in areas with the greatest return to shareholders. This includes investments in the growth of our business, continued quarterly dividends, selective M&A, and share repurchases.

I’m excited about the recent share repurchase, authorized by our board of directors, as it is another reflection of our commitment to delivering shareholder value. Despite some of the macroeconomic challenges that we currently face, we remain confident in the long-term direction going forward. That completes our review of the quarter. We will now take your questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

Ben Bienvenu with Stephens.

Ben Bienvenu: I wanted to first ask about OpEx.

That was the biggest surprise relative to my model, and those that we talked to as well. Obviously, the unchanged store base growing at a much more robust pace. It sounds like the composition of that growth has some permanence. I’m curious as you have seen comps slow, how do you think about your OpEx and relative to mid-single digits comps, and the resulting deleverage?

And do you have a paradigm that you think about in terms of EPS growth that you want to target? Does the OpEx growth that you’ve committed suggest that you think comps continue to improve? Maybe just some commentary about how you think about flexing up and down the OpEx bin.

William Walljasper: Yes, you bet Ben. I’ll try to get all the answers. If I don’t keep me honest there. But with respect to the Operating Expense, certainly this is going to be an area focus as we move forward into FY18, and we certainly recognize the slowing of our comp base in relationship to the OpEx.

Now, more specifically, too, the result that you mentioned in the 3rd quarter -- there are several things that are running through the 3rd quarter that may not have been running through in prior quarters. First of all, as I mentioned in the narrative, we did keep our commitment to our store managers to increase their salaries with respect to that Department of Labor proposal.

You know, as we indicated in the last earning call that would be approximate over the next 12 months, and impact of about $10 million dollars. So, roughly, you’re talking about $2.5 million dollars on a per quarter basis.

So, that was running through this until that will be something that will be there until we cycle over that come next December, actually next November if we started that process in November. Also running through, this will be more of a one-time issue. Roughly $2 million dollars is running through that. We did, in the 3rd quarter, roll out new uniforms to our stores.

That, we don’t anticipate being an ongoing process. We obviously are currently, we’re very conscious of, obviously, customer service and that just happens to be an extension of that. And we did have $2 million running through that as well. With respect to the total Op Ex., getting away from the unchanged store base a little bit, one of the things that we haven’t talked about is we do have a new HRIS system. It’s a payroll human resource system, and ongoing expenses for that will be about $1.5 million dollars per quarter.

I've started to -- we didn’t see it necessarily in the third quarter -- excuse me, the second quarter -- it just started rolling out toward the tail end of the second quarter. That’s less than the total. I wouldn’t run through the unchanged store base but that would be in the total.

A couple other just a little bit to think about with respect to OpEx and the unchanged store base. Credit card fees do roll through that store base; we have seen an increase in credit card fees. We kind of called that out in the commentary. So to the extent that retail prices continue to rise to a degree, we should probably see an increase in credit care utilization along with that. So, there are a few things going on there in that regard. Hopefully that gets most of your questions answered.

Ben Bienvenu: That’s great; I appreciate the color.

And then it came up the cadence of comps, that’s helpful commentary there around the start to the quarter in November. Am I right to think that a balance with the two remaining months in the quarter were equal in nature in terms of the same store sales contribution or was one weaker than the other? And as you cycled out of that, do you have renewed confidence that that slowdown in same store sales was transitory in nature? And some commentary there?

William Walljasper: Yes, just to kind of give you some cadence of the same store sales throughout the quarter, and I think we were asking also as we came out of January kind of, what we might be seeing in that regard. But as Terry indicated on the call, we saw, I would say I'd use the words “very strong comps” in November. As he mentioned we were either at goal or above goal in most all the categories, even the subcategories.

We took a step down in December. Roughly -- probably started roughly the second week of December, and then took a further step down in January. So that’s kind of -- when you look at the impacts and with respect to each month, that’s kind of how it rolled out. Now January, as I said, we had some things we went through January specific. We did have a calendar shift in January where we saw, and were prepared against less Fridays and Saturdays, and that is quite impactful in a month; and Terry talked about that impact for the month.

Now in the quarter, we did not necessarily have a calendar shift. Also, we did have two -- I would say significant weather patterns that hit our market airs. We had an ice storm that hit the part of our market air as well as a snowstorm, starting roughly the mid part of January. Definitely saw an impact from that as well. And then so to answer your question, we definitely saw acceleration the end of February from what we were experiencing in January.

Ben Bienvenu: OK, thanks. And then one last one for me. On the other revenue line item that was down materially year over year. You called out an immaterial reclassification of sales in you 10 Q. I'm curious, is that $11.4 million sales level -- is that a reset that we now sequentially grow off of, or is that sort of a onetime step down in nature?

William Walljasper: The downward movement in the other category -- and keep in mind last year at this time, we had about half a billion dollar lottery, and you saw it, it had a significant influx in the other category, it’s kind of a team frenzy when the jackpot gets to that level. And so that’s what we were comparing to, so that’s really the dynamic of differential there.

Operator: Ryan Gilligan with Barclays.

Ryan Gilligan: Can you talk about the consumer response to the price increases and stepped up promotion you guys took in the third quarter?

William Walljasper: Yes, absolutely.

Yes, we had several price increases. The major one was in the prepared food category, roughly about a 1 to 1.5 % price increase. But they’ve seen acceleration of 70 basis points a quarter, sequentially speaking, Q2 to Q3 in that regard. If it wasn’t for that weather pattern that we had in January, that would have been north of 6%, so it would have been in line with what you I think, probably expected, all thing being equal.

And from a units perspective, we had not -- we don’t believe see any price elasticity. We were very calculated in what we were taking up. We took up specifically coffee and pizza slices were the two major components and did not see necessarily any type of discernible change in traffic patterns for those products. With respect to the grocery -- go ahead, Ryan.

Ryan Gilligan: No, go ahead, please.

William Walljasper: I was going to talk about the grocery and merchandising, because we did see some price increases in the grocery general merchandise. The same commentary would hold true we were -- we had a 3% -- roughly a flat sequential movement Q2 to Q3, again if it wasn’t for some of that traffic patterns -- excuse me, the weather patterns that we had in January, we would have saw a sequential movement upwards.

Definitely saw, as I mentioned, advanced commentary and acceleration out of January into February.

Ryan Gilligan: That’s really helpful, thanks. And then is there an update on developing your own fuel saver card or partnering with other retailers and markets where there are Hy-Vee locations?

William Walljasper: We continue to move forward on that. This is really a much larger perspective than just the fuel saver card. We do have a fuel saver card partnered with several grocery stores down in southern parts of our area where we do not have presence with respect to Hy-Vee.

We continue to look at little digital engagement with our customer, and this is really a -- something that we’ll be really focused on, as Terry mentioned, as we move into FY18. And it goes way beyond just having a fuel saver card or a rewards program.

It’s really trying to integrate every aspect of how we interact with the customer, and make it kind of a seamless transaction for the customer, whether it’s coming into our store, whether it’s a telephonic order, whether it’s someone using their phone to interact with us. So this will definitely be a focus for us. And it kind of -- more to come on that one, I guess, Ryan.

Ryan Gilligan: OK, fair enough. And then lastly, can you just talk about how the pizza delivery rollouts did in the smaller markets?

William Walljasper: Yes, I will say, we were encouraged by that. Now when we roll the pizza delivery into these smaller markets, this is be what I would still be in the test mode at this point. And it was a limited, it was like Thursday through Sunday. So the limited number of days of the week, because of that smaller community, I can tell you roughly, we anticipate roughly about 40 -- about 40 basis points of that top and the prepared food came from that rollout, which we were very encouraged by.

And so to the extent that this continues to perform well, I think it does open up more opportunities in pizza delivery in so many smaller communities. So, we’ll continue to test that and these, and keep pushing that forward.

Operator: Shane Higgins with Deutsche Bank.

Shane Higgins: Bill, could you just give some color around the competitive environment? You called out some more promotional activity. Is that -- are you seeing any particular regions that are -- that have become increasingly promotional, or is it really broad based? Any color there would be great.

Terry Handley: Shane, this is Terry. I would tell you that from a regional perspective, I think this is more of an industry consideration. When we think about the food service category, there's a lot more promotional activity with regards to some of the major pizza retailers. We have to be aware of those promotions in markets where we face them one of one. And also, with regards to the QSRs, because those folks are also our competitors.

We need to make sure that we are staying vigilant with regards to convo-type promotions. And so these are areas of focus that we have going forward. That’s certainly a shift, if you will in terms of what some of the competition is doing, and on a case by case, market by market basis, we’re certainly going to be aware and be more proactive in that regard.

Shane Higgins: So do you guys see a step up -- any significant step-up, say today versus maybe three or four months ago?

Terry Handley: I would say in terms of the promotional activity in the last year we are starting to see some of that our major markets with the combo programs from the QSRs.

With regards to the pizza promotions those are more likely to have come here just in the last 90 to 120 days. We’re seeing much more of that. And as a result we’re going to have to be more proactive in those markets. When I talk about those markets, that would be metro locations where you’re going to face the Domino’s, the Pizza Hut’s, the Little Caesars of the world. That’s something we’re going to have to make sure we’re aware.

William Walljasper: And also Shane just to add to that we also have seen -- anytime we see increased promotional activity from big box retailers that easily permeates down to the grocery stores, as well. And we don’t price right now with most of our products with grocery stores. And anytime they become more promotional with any products that might be that just increases that spread between our price and their pricing.

So, but I think we called out last quarter and it’s still true as increased promotional activity in the beer category, for instance. And these things do affect us in an indirect manner. So, I do believe you’ve seen an increased activity in that regard.

Shane Higgins: OK. And thanks for that. And just a question on the share repurchase program, just curious about the timing. You know, why does the Board announce the authorization today and does it signal anything about your future CapEx plans or maybe about your approach to M&A today?

Terry Handley Well we’ve done numerous share repurchase programs in the past so in terms of the timing there’s nothing significant regard timing. You know, we’re looking at an opportunity to leverage that balance sheet and we want to make sure that we’re balanced in that approach to provide that total shareholder return.

And along with our continued growth and the dividend allocation we just felt that the share repurchase opportunity was another way for us to bring total shareholder return and that’s nothing specific to timing. Just the Board thought this was an opportunity for us to bring that return.

Shane Higgins: And how should we think about your leverage ratio target?

William Walljasper: Well, assuming, kind of, give you an idea just to the share repurchased will be funded out of cash on hand. Cash from operations, as well as additional debt. If we took the entire $300 million debt, our debt EBITDA would go to 2.1 times. At the high water mark we bid on 2.6 times.

That was shortly after the major recap that we did back in 2010 on the share repurchase. So, we actually have a target at this point but I can tell you we are very conscience of our leverage. We get more and more questions and have been getting more and more questions over the last probably 12 months about capital allocations.

And we are very cognizant of shareholder comments. I bring them up on a regular basis to the board. And they have an understanding of what our shareholders are saying. And consequently we’ve been having a lot more conversations about share repurchase in the past 12 months.

You look at our debt to EBITDA presently at 1.5 times it will continue to go down as we grow EBITDA even with the share repurchase that was just announced we will quickly move downward from that 2.1 in the next several years. And this will be something we’ll continue to evaluate each and every year or each time an authorization expires.

Operator: Bonnie Herzog with Wells Fargo.

Adam Scott: This is actually Adam Scott on behalf of Bonnie.

First on RINS, which I think is certainly a topic that is an investor focus right now, in a world where the point of obligation for ethanol blaming does change, I wanted to get some clarification on how that might impact you.

Where, obviously, assuming that the terminals are blending ethanol rinse with effectively fall to zero and Splash blunders like yourself would lose the ability to sell RINS but just wanted to get your thoughts on if you think you’d be able to still capture any of the economic profit from Splash funding in that scenario or if you think you would basically have zero benefit from any further ethanol blending?

William Walljasper: Well, Adam, you’re right on point this has been a pretty hot topic. I get a lot of questions on RINS and obviously you probably saw some of that announcement and then so forth over the last week or so with the executive order that didn’t happen.

But having said that, just a couple things to think about with RINS and I want to make sure that everybody understands is first of all, we’re not the only person, we do have a publically traded Company, but we’re not the only people in the Midwest that secure RINS.

The private operators are also have the opportunity to secure RINS as well. The reason I bring that up is this is yes we are benefitting in the gross profit dollars from RINS currently but so are those operators to the extent that anything happens in that to a dramatic fashion there is a theory that they would be more rational in the resale prices to offset that loss of gross profit dollars. No different than any other pressure that comes in to their business.

Whether it’s a minimum wage or increased legislation on other products. So, that’s one thing I want to make sure people understand. Secondly, there could be already -- this could already be in competed away right now. So, there may not be as much of an impact as people might think there is. Last thing, I kind of maybe, have people think about here is it would be very challenging, I think, for the point of obligation to change at this point.

You’re talking about the number of obligated parties less than 200 currently changing that focus to include retailers or people at the rack, you’re talking about thousands and thousands of obligated parties now. So, I think that would become a very challenging dynamic to manage at force. And I’m not sure how you would enforce that. Even with us, we don’t secure RINS really east of the Mississippi. We’re not in a position there to purchase the two products separately.

And if you’re a small operator, I’m not sure how that’s going to look going forward. So, I can tell you this, this is something that does not keep us up at night. RINS are not a strategy in our long term forecast. It’s just something that we secure based on how we operator our stores and where we operate our stores. Hopefully, that will give just a little bit of summary there.

Adam Scott: That’s very helpful. Thank you very much. And then just one other question on an entirely different topic, tobacco. Sounds like form your press release that (Inaudible -- microphone inaccessible) sales in grocery accelerated X cigarettes, which implies obviously, that tobacco decelerated some of that, I think, in the past has been around the de-premiumization trend to switch back to carton -- excuse me to pack versus cartons, but if you look at your margin that implies that maybe that’s not happening.

So, wanted to get a little bit of color on some of the specific mechanics of what’s the underlying trends within tobacco and is it mix shifts, is it different formats. Obviously, are customers down trading or in the way that they haven’t been? So, just some specific color will be very helpful. Thank you very much.

William Walljasper: Absolutely. And cigarettes and, I think, we might have made a few comments like this in the last several conference calls but cigarettes probably over the last nine to 12 months, we have seen a gradual move away from carton purchasing to pack purchasing. We also, have seen a gradual moving from full value to more of a generic brand. And when that happens it obviously is a lower ring and it will affect the comps. Those typically are higher margin items, but you really need to make a significant move to drive the margin.

And keep in mind the gross general merchandise margin is comprised of a number of things. And one of the things that we mentioned in the last call, in fact maybe the last two calls is we did change our ice program. And we’re not fully comp through that. Now, we go through -- we used to bag our own ice. And now, we go through a third party to do that and as you might recall it was about a 50 basis point impact.

And we’re still cycling over that. So, that’s what really kind of playing in at this point. But cigarettes, as you know, it’s a declining category. It has been for some time. I will say that we’re probably bucking the trend nationwide with respect to cigarettes and carton movement.

Operator: Kelly Bania with BMO Capital Market.

Kelly Bania: Wanted to just clarify a comment, I think, you said, Bill, maybe saw an acceleration of what you saw in January into February, so just want to clarify, does that mean that trends continue to weaken and just -- is that weather or is there anything else you're seeing, promotional activity still kind of up-ticking.

William Walljasper: Yes, so, exclude leap year, for me, normalized leap year for minute, because that will skew the results, it did last year and it will this year. The intent of that comment was more so -- definite acceleration from January, but the environment that we are in is still relatively similar to the environment that we experienced in the third quarter. So, some areas are seeing acceleration above and beyond where are at in the nine month mark and some are seeing flattish and some slightly down.

So, it's just -- the consumer is still very anxious out there, just one of those things. I still think there's bit of an unknown out there, especially with healthcare costs, that's kind of up in the air. But things still need to settle down before we get some confidence.

Kelly Bania: Okay. And another question, when you mentioned the competition from big box retailers and some of the other large pizza chains, like Domino's, Pizza Hut, I feel like in past -- in years past, you've, kind of, always been a little bit more insulated from that. So, I'm just curious, if you think what's going on now is just so extreme it's reaching your trade area or are some of those retailers expanding more in your regions?

William Walljasper: No, especially with the expanding, Kelly, I mean, there's just several components here. I would say definitely, there's been an increase in promotional activity in certain products within the big box retailers and grocery stores. And that creates a further pricing dynamic from their locations to ours. That’s one component.

Terry mentioned the other component about -- about these, I'm going to call them promotional deals, that a lot of the pizza chains are doing. I don't think the competitive landscape has changed that they have encroached more into our areas, but I think maybe the media has spread out, and so as you're in a small community, even though there may not be a Domino's, Pizza Hut, or whatever chain there, they may be seeing the advertisements for those specials and that becomes engrained in their minds and that's an expectation all of a sudden is they're, maybe at the forefront.

And I think what Terry is alluding to is that we need to be cognizant of those changes. The increase that Terry mentioned last 90 to 120 days, and, so, we are circling back to see whether we have opportunities to be a little bit more laser focused in our pricing by region, to combat some of those things. Basic, a kind of, price optimization by region, if you will.

Kelly Bania: Got it. And if you -- I don't know if you look at your stores and sales trends in this way, but, are you seeing any really difference in, kind of, your metro areas versus, kind of, those smaller rural towns?

William Walljasper: Well, it depends on what category your referring to. I mean, typically in a larger community, you're going to see gallon movement in grocery general merchandise higher than what you would in a smaller community. I just think that's more of a foot traffic perspective.
Now, from a prepared food perspective, the small communities, I think, are either in line or actually above some of the larger communities because of the lack of a competitive environment.

Kelly Bania: Got it. And then just another one. I wanted to just ask about the new store development, I think several comments about accelerating that, so just trying to -- trying to understand, what should we really be thinking about, in terms of, unit growth, expectation over the next several years.

Terry Handley: Well Kelly, this is Terry, I would tell you that our intent here is to increase the number of new stores on an annualized basis. We have certainly scaled up our staff in the real estate department.

We have brought on new associates, not necessary based here out of Ankeny, but, based in some of these growth markets. Looking to increase opportunities around the Terre Haute distribution center.

We have our first new store opening up in Ohio here on March 17 and we're looking towards Oklahoma and Arkansas and as well as Tennessee and Kentucky, so, we certainly believe that there is great opportunity throughout our, what soon will be 15 state market area, to continue to grow.

And we want to ramp that number up from what has been historical. So, you will see that number to continue to grow. We are looking for a base line of a 4% from our new store growth.

So, that's a priority for us, and we'll not only do that in our new markets, but also, in our existing markets, because we understand there are still great opportunities, even in our existing markets, and a state that we want to focus on as well, going forward here, is the state of Wisconsin. It's in our backyard and we see that great number of towns that are Casey's towns in the state of Wisconsin.

And we have some stores -- or states here where we have solid all in line. State of Nebraska, states of South Dakota, Minnesota, we want to continue to look there as well. So, we're going to increase the number of new stores going forward.

Kelly Bania: Got it.

And then could I just ask another one on RINS, it seems, I think, Billy mentioned prices are now 0.35 cents down from, I think, 0.89 or so for the quarter, but, I think, your comment that some of that could possibly be offset in just gas margins, because everybody in your trade area, other independents, many are also -- have been benefitting from that.

Have you seen that dynamic play out in the past couple of months, of that RIN prices have moved down sharply?

William Walljasper: Well I said the fuel bars and estimated and when we talk about the fuel margin even though it's very high, I believe, we believe, a very solid 17.9, when you break out the RINS and look at the quarter, the wholesale did rise in the quarter but the other thing that we really didn't mention is, basically, a flat volatility in the third quarter.

And when you have volatility, no matter what direction the wholesale is going, whether their up directionally or down directionally, you have an increased opportunity to spread your margins. We just haven't seen that yet.

So, the environment, though with the respect to the fuel margin, and what you just mentioned, Kelly, we're not the only ones that's facing that, so if you're a smaller operator, operating at maybe a lower margin environment that what you normally have been in the last nine to 12 months, something at some point will have to give.

And we think that either the margins will rise at some point in time in the future or else we might see some opportunities for acquisitions as the pressures continue. Because, the maximum environment that Terry alluded to, as you probably know, is not specific to our Company across the board, so, I think we are positioned very well to take advantage of whatever direction this goes here.

And as Terry mentioned, the unit growth and just maintaining a minimum 4% unit growth from organic perspective and augment with acquisition opportunities, we're certainly gearing ourselves up for future accelerated growth pace.

Operator: Chris Mandeville with Jeffries.

Aron Eisenberg: This is actually Aron Eisenberg on for Chris.

Just curious, where market achieve prices are today and if you guys have decided to lock in cost in on that and if so, at what price?

William Walljasper: Well, currently, right now, the market price is $1.75 a pound, and so we're looking for any opportunity for a forward buy, but as far as an immediate lock in, we don't have any plans, we're just keeping our eyes open to see if future prices become more in line with that current price and when that opportunity presents itself, we certainly will make that forward buy.

Aron Eisenberg: Okay, understood. And then on grocery, you guys talked grocery X about having accelerating, can you just provide us with some numbers around that to kind of better understand what that was Q2 versus Q3?

William Walljasper: We're not going -- we're probably going to take a stop there to give that type of granularity out, but the point that we wanted to maker there Aron was that fact that, this is the first time in probably three quarter that we have seen that movement go upward and so I not saying necessarily or referring that is a bottoming of the economic conditions that we are in, but it is certainly a signal.

The other side of that, that Terry did mention too, is this is the first time in almost a year, we've seen the basket ring inside the store go up. Now the basket ring inside the store going up, excluding fuel, that was up somewhere that 7% to 8% range from the second quarter.

Aron Eisenberg: Understood, and I guess then one last one from me, I on the digital date up front. At what point do you guys think you can become a little more sophisticated? And vague to that as where you can target a customer with a specific promotion based on their prior purchased not just online but in store as well.

Terry Handley: Certainly during physical 18, that’s a priority project for us, so between our store operations and our IT teams, along with marketing and food service. That is a project that we want to move forward very quickly.

We understand that our customer relations management is an opportunity [fill and for]. We need to understand you know, what is it that we’re not providing to the consumer that there’s looking for. And we also want to understand an opportunity in our social media is communicate with our consumer, and make sure when there on premise were providing them with the promotional opportunities that there looking for.

We want to get a sense of what it is that their purchasing, so we can provide those promotions to them. So we understand that we want to be more sophisticated with that, we want to make sure were best in class, and were going to certainly move in that direction.

Operator: Irene Nattel with RBC Capital Market.

Irene Nattel: Just continuing on the subject of digital, when you talk about F18, are you talking about -- should be expecting an actual launch of something more sophisticated than F18? Or just more discussion around what your intentions is to do?

Terry Handley: Well, Irene this is Terry I mean as far as the potential launch, I’m not going to guarantee in the front half of the physical 18. Our goal here is to truly understand what it is that we can do to establish a quote, unquote, a loyalty slash rewards program. But we want to make sure that it’s a sophisticated program.

We don’t want to just do something simple. We understand that once were in that program it’s something that needs to be dynamic and something that is also scalable going forward.

So were going to be thoughtful in our approach, but we want to make sure that by the back half of the physical 18, we have our next steps in place. Obviously this is an opportunity be a -- will continue to grow and develop, and mature. The first step to that launch if you will of a customer relation model is when we put out our mobile app on the pizza program and we’re doing very well.

But we understand that it needs to be more dynamic, better, more engaging, and that’s our goals, is to move that direction.

Irene Nattel: That’s very helpful and thank you very much. Certainly we look forward to getting a lot more detail on that. Just a couple of other questions, if I might, if we can come back to the whole food service piece and prepared food. It’s sounds as though -- there’s more opportunity perhaps for you guys to get a little more sophisticated or do more around bundling.

I mean I know you do a lot of that already, but can you just talk about the tools that you’re looking at to drive continued higher basket size on food.

Terry Handley: Well, I would tell you that I think you know, in terms of our basket opportunity you know, we do those basket rings -- or those basket opportunities where we bundle products together, whether it be food service and fountain, maybe it s a bag of chips or another snack item.

I don’t know that we have always done a great job in promoting that, across the board. So you’ll see those maybe more happening along the line of an in store promotion, and in terms of it being more regionalized.

So we want to make sure when we think about our sub, sandwich program as well as our hot sandwiches, and our pizza slice, that were conscious of what the competition is doing, were making sure that were providing a great value to the consumer.

Were also doing a better job of marketing that to our consumer and so its not -- I would say it’s been more of a hit or miss. It’s been a seasonal type situation, maybe more along the line of the summer months, we see that this is something we need to more of a year round basis and provide that opportunity.

So we’re going to be more dynamics if you will in terms of its scope and in also in depth of the promotion.

Irene Nattel: And that digital process will help enormously, presumably.

Terry Handley: Well absolutely, the digital is a great way for us to get those promotions to the consumer; we have with our social media capability and sending our promotions to our mobile app users.

Were having great levels of engagement but we know it need to be more and gain that’s where an increase in development of that program is going to be vital. It’s on thing to have an in store promotion and you see it when you come inside the store, but we want to capture you when your away from store and make you come to the store for a reason.

And so that’s our opportunity is to be more engaging with our consumers that aren’t at store level or someone who’s never been to Casey’s before.

Irene Nattel: That’s very helpful.

And just a couple of more housekeeping questions, if I may. So -- your discussion around the I guess the trends in February suggest that step up from January but maybe not quite in line with the annual goals, is that a fair comment?

Terry Handley: Yes it would be. Yes it would be more in line with what we’ve been experiencing in the last several quarters.

Irene Nattel: Okay, that’s very helpful.

And then finally just on the share we purchased can you gives a little bit teller on how you plan to execute? Will it be opportunistic, will it be kind of more of a consistent we’ve purchased, anything that can help us out with on that one?

William Walljasper: Yes, it will be a combination of the two Irene. Certainly we will -- we’ll be -- our plans purchased not also an opened window environment but also a closed window environment so, certainly well be doing that throughout the quarter.

Irene Nattel: That’s right and --

William Walljasper: Each quarter may be different obviously.

Irene Nattel: OK. When do you plan on starting?

William Walljasper: We plan on starting this quarter.

Operator: Chuck Cerankosky with Northcoast Research.

Chuck Cerankosky: When you’re looking at those H stores you have under contract and the 33 under construction are those going to all open in the fourth quarter -- the acquiring and open in the fourth quarter and how would you put a timeline on that group of 41 units?

Terry Handley: Yes, sir, those were all closed in the fourth quarter, that is correct.

So they all -- it sounds like you will be pretty darn close to the goal this year then. We will be below goal in the number but certainly we have some opportunities in physical 18, as we alluded to and the narrative, we have a lot of -- sites that are under contract or verbal agreements and we feel very strong about that.

And certainly with the increase with the number of staff that we have with regards to our real estate team, there young and there hungry and they are getting after it. So we look forward to their continued aggressive activity in bringing more sites to us for the rest of physical 18.

Chuck Cerankosky: And when you’re looking at these operating expense increases and Bill you went over in detail some of it. Are there any line items that you can push back on or does it have to be the recovery and sales growth the lever some of these operating expenses, in other words can we see the rate of increase, decrease in dollar terms perhaps?

William Walljasper: Yes, to answer your question. I mean when you look for operating expenses knowing kind of what Terry Kind of eluded to, with respect to what were rolling out in the fourth quarter by way of new constructions and remodels, and replacement. Maybe head into a more aggressive activity in physical 18, and certainly that promotes a higher degree of operating expenses.

But to your -- to your question, specifically, when you look at the operating expense line, wages definitely command a majority of that. You know, to put in perspective, in Q3 OpEx increase about two thirds of that, as I mentioned, had to do with wages and payroll taxes.

And we are taking a much stronger focus and look at opportunities that we might be able to have and make adjustments in, with respect to that, but most of it has to do -- has to do with rate.

Even if you pull out the manager salary increases that I mentioned, it’s competitive landscape out there. We’ve had to take some rate increases like on ship differentials for some of the non core hours in our 24 hour operations, pizza delivery drivers.

It’s really one to be the employer of choice, but that’s the area that I think we’ll be able to make the biggest impact. Not just going to happen overnight necessarily, but that’s something that we’ll be focused on and we’ll probably talk more about in the next conference call, in the efforts in that regard.

Chuck Cerankosky: OK, and then finally, you talked about the quarter to date trends in -- in comps is that both prepared foods and grocery category?

William Walljasper: That’d cross all of them including fuel gallons as well.

Chuck Cerankosky: OK, all right.

And then how about the fuel gallon margin, Bill would you be willing to talk about that quarter to date?

William Walljasper: Yes, the comment I would make there would be is this I mentioned previously that had a pretty flat from a volatility perspective, in Q3. That -- that flatness kind of continues.

Operator: Mark Smith with Feltl and Company.

Mark Smith: First off, just housekeeping, can you walk through again your tax rate assumptions here going forward?

William Walljasper: Yes, the tax rate assumption was specific to the fourth quarter and that was 33.5 to 34.5 in the fourth quarter. Now for the year end to date, we’re going to be more along the lines of 34.5 to 35.5.

Mark Smith: Okay, then have you guys spoken to, kind of, increase volatility in that tax rate with the new accounting for the tax and fact on stock options?

William Walljasper: Let me try and clarify. Are you talking about the tax reform, or you talking about that tax op that we implemented three quarters ago?

Mark Smith: Okay.

William Walljasper: Yes, I guess, I was trying to clarify your question, Mark.

Mark Smith: Yes, that’s it, the one that you put in.

William Walljasper: Yes, most of that’s always going to be in Q1 because that’s when the restricted stock units become fully vest and that’s when the opportunity get that benefit we did have an influx last year in Q1 because we did have some people exercise some stock options that would go to that.

There will be an ongoing benefit but it tends to be a little less in the quarters two, three, and four. So come Q1, we expect to see a benefit in that regard.

Mark Smith: Okay. And then lastly for me looking at the major pizza chains doing over 50 percent of their orders digitally, could they -- you know, is there anything that keeps you from, over time, being able to grow to similar metrics?

William Walljasper: You know, I think it might be a little more challenging for us to get to those levels. Certainly we’re striving to get higher penetration to the extent that we can. The reason I say that it might be challenging is the larger players that you’re referring to are more metropolitan areas.

And what we see in the mobile app usage, certainly more dominant in our metropolitan areas than in the rural areas. So, just because of our demographic, it may be just a little bit more challenging to get to those levels.

But having said that, Mark, I think that we have opportunities to grow from where we’re at definitely. And as Terry mentioned this isn’t -- this is -- will be an area of focus for us. We want to make sure that we are fully engaged with our consumer.

Mark Smith: May -- maybe I’ll squeeze in one -- one more. Have you quantified the difference in average check between mobile order or digital order versus somebody in the store?

William Walljasper: We haven’t done the dollar amount, just a percentage increase, but you can kind of we’ve given out the average (Inaudible -- microphone inaccessible) is going to around 7.70, excluding fuel, but that won’t get you to what you -- what you’re getting at.

But we haven’t necessarily broken up the dollar amount yet, but it’s probably closer to roughly $2, maybe slightly less than $2 differential in the -- in the rate of telephonic versus the online.

Operator: Ronald Bookbinder with Coker Palmer.

Ronald Bookbinder: The pizza delivery and the food (Inaudible -- microphone inaccessible) it seems like you have a lot of nice positive drivers.

You had some strategic price increases, the pizza app, the average orders in 20 percent higher. So, what was traffic down in the category and how is that going to change going forward? Is it promotions or is it just flatly the economy?

William Walljasper: We think it’s the impact that traffic has to do more with the dynamics that Terry alluded to in the opening remarks in the call. It’s a combination of the agricultural economy, farm income being very challenging right now.

The outlook for farm income looks to be similar, at least with the first part of calendar ’17. Also, that’s pricing spread between food away and food at home is another dynamic that’s playing upon that.

And then time to time, especially this time of year Ron we’re going to see some weather pattern that just, quite frankly in the short term, effect traffic. That’s what happened, that we saw, in January.

The customer count in January, for instance, we already had to do calendar shift, but also part of that is due to the weather pattern actually was a negative customer count. That’s the first time we’ve had a negative customer count in a month -- you know, in a month’s time for about a year and a half.

Prior to that November was extremely strong and, in contrast, November was at one of the highest points that we’ve had in the last two years. And for us, it -- it’s looking to be diligent in our promotional activity to drive customers. Terry made a great point earlier about the digital engagement of our customers to drive them to our stores.

We want to know what they’re buying but also we want to know what they’re not buying. Why aren’t they buying us when they come to our stores? So we can do a better job of engaging them to actually buy other products.

It’s going to be a focus for us going forward.

Ronald Bookbinder: And on the rising input cost, when do other contracts roll off and how do the meat and coffee prices compared to your contracts?

William Walljasper: Yes, the other four buy that we have is in coffee and that’s blocked in through July of ’18, 2018. And as Terry mentioned, we’re looking diligently at opportunities to do maybe engage in another buy of cheese.

We just haven’t engaged that yet. As far as meat, and some of the other that, -- we don’t typically have four buys in those categories. We’ve seen a slight benefit in there, but nothing meaningful at this point.

Ronald Bookbinder: Okay, and lastly, as you look at these new markets and building new stores, are you looking at adding alternative energy and place to plug in a car and how are you looking at this sugar tax on the soft drinks that we’re seeing now in Philadelphia? People are wondering how that could impact convenience stores if it spreads nationwide.

Terry Handler: Well, with regards to the alternative fuels, certainly we are aware as there seems to be some news worthy trends towards use of electric vehicles, driverless vehicles, and so forth.

So, we certainly want to be mindful of that and we want to look towards our metropolitan markets, maybe, where that might be a greater opportunity than, maybe, some of our rural markets.

As we move into new states, we will certainly be mindful of what those opportunities may be. With regard to the sugar tax, I’m not sure anywhere necessarily in our market area are we facing that sugar tax issue, but when it comes it will affect us like it does everyone else.

So we’ll be on equal footing.

Operator: Anthony Lebiedzinski with Sidoti and Company.

Anthony Lebiedzinski: I just wanted to actually follow up as far your commentary, Bill, about November being extremely strong. Any particular reasons why you think that was the case?

William Walljasper: Well there’s probably a number of reasons. One that we did kick off a price increase in November and obviously that was helpful in November, as it was in December and January. The weather in November also was very strong so the comparable weather patterns I think were very favorable.

Quite frankly, even though we can’t put a specific number on it, you had a lot of political unrest leading up to the election.

Anthony Lebiedzinski: Yes.

William Walljasper: And I think the election results came in, I think there was kind of a sigh of relief that that part’s over. I think that kind of reengaged itself as the new administration kind of set their foot forward there. But I think that those are really the reasons that we’re seeing right now.

Anthony Lebiedzinski: Got it, yes so thanks for that color. And also --

William Walljasper: Anthony before I leave that question, another thing I do want to point out in the month of November, we did have a different promotional activity in prepared foods. We offered free bread sticks with a large pizza. And certainly that’s tradition -- we don’t do that very often, but that was certainly a strong player for us in the month of November.

Anthony Lebiedzinski: Got it, okay so thanks for that color. And also as far as looking at what you deliver -- I mean right now it’s primarily pizza and bread sticks and some other miscellaneous items. But is there a thought to expand perhaps what you can deliver, perhaps down the road to deliver some grocery items or some other merchandise?

How do you guys think about that?

Terry Handley: Well, Anthony, this is Terry we certainly will keep an open mind with regards to those opportunities. With our drivers going to the stores or going from stores to home, there may be the opportunity to add some grocery items there. So we’ll take a look at it, we may test that here during FY18 and see what products make the most sense.

Anthony Lebiedzinski: Got it, OK and lastly, as far as the potential price optimization by region, any thoughts as far as the timing of when that could happen?

William Walljasper: No, I don’t have really any timing at this point right now. It’s something that price optimization on some key products currently. Obviously fuel is one of them, beer and cigarettes are others, but I think Terry was more about being more diligent about and cognizant of some of the promotional activity in certain markets and trying to combat that with some different price optimization.

So FY18 is definitely going to be an area that that’s going to be moving forward in.

Operator: Bob Summers with Macquarie.

Bob Summers: I just wanted to compare and contrast the stores where you’re leveraging the initiatives versus the unchanged based. Maybe along the lines of comp trends, gross profit dollars, EBIT margin and as you think about where you’re falling short of your goals, which store bucket if at all is driving it?

And then separate, but maybe related, when I think about the leverage point, it’s obvious that you’re incurring costs for this year. What do you think about the leverage point in terms of in store comps now and then where might it be in four quarters? Thanks.

William Walljasper: I’ll try to get all those answered there.

With respect to the comps, when we look at the growth programs, I mean they are comping significantly above the unchanged store base. Now as we get further -- or I should say later in the innings of the roll out of some of those initiatives, that benefit will probably start to taper off as the base grows.

Even currently right now the 24 hour roll out that we have done, those roll outs are stores that we’ve already have modified hours on and so they’re impact is intuitively will be a little less than ones we’ve done in prior years. We also like to think in the other initiatives we picked some of the better ones.

So intuitively you’ think that some of those will also start to taper off, but still they are performing significantly higher than unchanged store base. And so then we looked at the comps; the unchanged store base represents probably 1,300, 1,350 stores, Bob.

And so there’s really no discerning differential across our market area with respect to population or states in that regard. So consequently we come back to those macro environments that we discussed and so those would need to change for us to move that particular one forward.

I’m not sure I got all your questions answered in that regard.

Bob Summers: No, and it gets back to the point of leverage, I think that while the economy, the food economy has been a headwind as you think about either sort of modeling out your business and sort of the incremental costs that have been absorbed. Where is the leverage point now and then can it be lower at some point in three to four quarters once you enter in some of these labor expenses, HR system what have you?

William Walljasper: Yes, definitely I think you’re talking specifically operating expenses and not debt leverage. But from an operating expense perspective, there are some things that we have incurred that we will cycle over and create a new base, come December first of all, with that minimum salary that we talked about.

Also come second quarter of FY18, will lapse over the roll out of the new payroll system and HR system that we talked about. The other thing that we didn’t really talk about that was kind of skewing upwards some of the OpEx here is health claims.

Health claims have risen, we have a higher number of high dollar claims; total number of claims are up as we grow the Company. And the dollar amounts continue to grow, that was a little bit different in Q3 with respect to Q2 and Q3 a year ago. And then that uniform’s kind of a one off thing.

Our anticipation as we head into next fiscal year is to provide a little bit different direction than we have in the past. I’m not sure how that’s going to shore up. What I mean by that is guidance as opposed to goals. I’m not sure again how that’s going to shore up.

But one of the things that became clear is that we need to do a better job of guiding the expectations of the analysts. And that’s something that we’re going to be working on, part of that, Bob, is going to be the operating expense line of that. And so you will see a different approach going forward. I think we’ll be much more clear on an ongoing basis throughout the year.

Operator: Dan O’Hare with Bank of America.

Dan O’Hare: Do you have any new product launches that customers can look forward to in Q4 or FY18?

William Walljasper: Well we’re always launching new types of products. They tend to be different flavor profiles of some existing products, like specialty pizzas for instance. Different products within the bakery category. Terry might have some insight more than I, so I’ll just turn it over to Terry.

Terry Handley: Well one area that we’re certainly looking at is the opportunity for take and bake pizza. We are going to test that here during FY18. We understand that that’s an area of opportunity that some of our consumers may be looking for. Especially where we may have a higher rate of SNAP and SNAP customers.

So we’ll take a look at that here very shortly with a test during Q1 and if that meets our expectations that’s an area we’re pretty excited about on a go forward basis.

Dan O’Hare: Got it and then I was just wondering if you could provide any commentary on the impact or any impact that you’ve seen from the delay in tax refunds.

William Walljasper: Yes, I’m not sure we can necessarily specifically spell out -- I heard that comment from a number of our related peers coming out. I think intuitively that does play into. It’d be really hard for us to say what that means to us, but anecdotally, definitely that’s an issue out there.

Dan O’Hare: Got it and then my last question is how much of the decline in the prepared food margin was attributable to the higher cheese cost? Thanks.

William Walljasper: Yes. Are you talking about Q3 over Q3?

Dan O’Hare: Yes.

William Walljasper: We had a 30, 35 base point drop in our margin, Q3 over Q3 about half of that was cheese cost, the other half was supply cost.

Dan O’Hare: Got it and was -- for the supply cost was it higher fuel prices that was the other component --

William Walljasper: -- no when I say supply cost in the prepared food category, I’m talking about some of the supplies like cups and things like that wouldn’t be food costs.

Dan O’Hare: Got it, thanks so much.

William Walljasper: You bet.

Operator: And, ladies and gentlemen, that is all the questions for today. I would like to turn the call back to Bill Walljasper for final remarks.

William Walljasper: I’d just like to thank everybody for joining us this morning and we look forward to our next call come June. Have a good week. Thank you.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program and you may all disconnect. Have a wonderful day.